Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen California Municipal Market Opportunity Fund, Inc.
33-34221
811-06081


The annual meeting of shareholders was held in the offices of Nuveen Investments on November 15, 2011;
at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to December 16, 2011.

Voting results for December 16, 2011 are as follows:

<c> Common and Preferred shares voting
together as a class
<c>  Preferred shares voting
together as a class
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
            9,758,109
                   1,329
   Against
               633,950
                         -
   Abstain
               469,314
                         -
   Broker Non-Votes
            3,096,966
                         -
      Total
          13,958,339
                   1,329



To approve the new fundamental policy
relating to the Funds ability to make
loans.


   For
            9,739,186
                   1,329
   Against
               656,669
                         -
   Abstain
               465,518
                         -
   Broker Non-Votes
            3,096,966
                         -
      Total
          13,958,339
                   1,329

Proxy materials are herein
incorporated by reference
to the SEC filing on October 14,
2011, under
Conformed Submission Type
DEF 14A, accession
number 0000950123-11-090027